EXHIBIT 99.1
newsrelease

CTS CORPORATION            Elkhart, Indiana 46514 • (574) 293-7511
October 25, 2005
FOR RELEASE: Immediately
CTS REPORTS STRONG THIRD QUARTER 2005 RESULTS
Earnings up 60% on Revenue Increase of 16%
Elkhart, IN, October 25, 2005...CTS Corporation (NYSE: CTS) today announced third quarter 2005 revenues of $149.2 million, a 16% increase over the third quarter of 2004. Diluted earnings per share were $0.16, up 60% over the third quarter 2004, continuing the trend of year-over-year improved profitability.
Third quarter revenues increased from the prior year, driven by 35% growth in EMS segment sales primarily as a result of the SMTEK acquisition. Total Components and Sensors segment sales declined 5% primarily due to lower handset application sales. However, within the Components and Sensors segment, there was nearly 17% growth in sales of automotive sensor products and electronic communication components.
“We continue to see solid evidence that our business strategies and growth initiatives are working,”
commented Donald Schwanz, Chairman and Chief Executive Officer. “Operating earnings improved in both the EMS and Components and Sensors business segments, helped by strong new product growth in
Automotive, the SMTEK acquisition and continued tight cost controls,” added Schwanz.
Based on the nine-months results and revised estimates for the balance of the year, the Company expects full-year 2005 revenues to be in the range of $620 million to $640 million which is 17% to 20% over 2004. Earnings per share, excluding the second quarter negative $0.07 per share from repatriation related tax expense and the reversal of certain tax reserves, are now expected to be in the range of $0.61 to $0.65.

EXHIBIT 99.1
General Comments:
•	Capital expenditures of $12.5 million were 2.7% of sales in the first nine months of 2005. The Company expects full-year 2005 capital expenditures to be in the range of $17 – $20 million.

•	Year-to-date free cash flow of $17.2 million compares favorably to a cash outflow of $0.5 million for the same period last year.

•	The company repurchased 321,600 shares of its stock in the third quarter for $3.8 million, or approximately $11.80 per share. Year-to-date, 643,700 shares of stock have been repurchased at a total cost of $7.5 million.
THIRD QUARTER RESULTS — SEGMENT INFORMATION
(Dollars in millions)

	Third		Third		Second
	Quarter 2005		Quarter 2004		Quarter 2005
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings
Components & Sensors	$60.1	$7.1	$63.2	$4.6	$66.5	$7.5
Electronics Manufacturing Services (EMS)	89.1	2.1	65.8	1.3	91.8	2.8

Total	$149.2	$9.2	$129.0	$5.9	$158.3	$10.3

Components & Sensors: Components and Sensors third quarter segment sales decreased by $3.1 million, or 5%, from the same period of 2004 driven primarily by lower handset component sales. Sales of Components and Sensors into automotive applications grew 16.7% year-over-year. Additionally, the Company saw strong growth in Component sales to the infrastructure equipment industries with 16.5% year-over-year growth. The Company has de-emphasized Component sales for handset applications and expects those sales to continue to decline over time. In the third quarter, remaining Component sales for handset applications were 2.7% of segment sales. Despite lower segment sales, total operating earnings at 11.8% of sales increased $2.5 million from the prior year driven by improved margins, product-mix and cost controls.
The third quarter Components and Sensors sales decreased from the second quarter of 2005 by $6.4 million, or 10%, reflecting normal seasonal declines in automotive markets due to scheduled OEM factory shutdowns and lower component sales into handsets, as mentioned earlier. Segment operating earnings of 11.8% of sales increased by 0.6% points, despite lower sales, due to improved cost control.

EXHIBIT 99.1
EMS: EMS third quarter 2005 sales increased by $23.3 million, or 35%, from the third quarter of 2004, primarily from the SMTEK acquisition. Segment operating earnings of 2.4% of sales improved primarily from strong performance of the former SMTEK business.
Third quarter EMS revenues were 3% below second quarter 2005 sales. Slower sales to the computer and defense/aerospace industries were partially offset by increased volumes within the communications infrastructure equipment industry. EMS segment operating earnings decreased on lower volumes and higher costs related to new product launch activities.
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Conference Call
As previously announced, the Company has scheduled a conference call on Wednesday, October 26, 2005 at 11:00 a.m. Eastern Daylight Time. Those interested in participating may dial 800-553-5260 (612-332-0634, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 4:15 p.m. EDT on October 26, 2005, through 11:59 p.m. EST on November 2, 2005. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 798801. There will also be a live audio webcast of the conference call, which can be accessed directly from the Web sites of CTS Corporation (www.ctscorp.com), StreetEvents (www.StreetEvents.com), Netscape (www.netscape.com), CompuServe (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.
About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS’ stock is traded on the NYSE under the ticker symbol “CTS.” To find out more, visit the CTS Web site at www.ctscorp.com.
Safe Harbor Statement
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the business and strategic benefits of the SMTEK acquisition, any financial or other guidance, and all statements that are not based on historical fact, but rather reflect our current expectations concerning future results and events. We make certain assumptions when making forward-looking statements, any of which could prove inaccurate, including, but not limited to, statements about our future operating results and business plans. The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events, and is subject to various uncertainties and other factors that may cause our actual results, performance, or achievements to be different from any future results, performance, or achievements expressed or implied by these statements.

EXHIBIT 99.1
For more detailed information on the risks and uncertainties associated with CTS’ business activities, see our reports filed with the SEC. CTS undertakes no obligation to publicly update its forward-looking statements, whether as a result of market or industry changes, new information or future events.

Contact:	Vinod M. Khilnani, Senior Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-6146

EXHIBIT 99.1
CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS — UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	October 2,	September 26,		October 2,		September 26,
	2005	2004		2005		2004
Net sales	$149,210	$129,049		$462,886		$388,820

Costs and expenses:
Cost of goods sold	120,224	102,737		373,393		308,982
Selling, general and administrative expenses	16,159	16,017		51,773		47,516
Research and development expenses	3,976	4,693		13,330		14,250
Gain on sale of assets	(353)	(252)		(806)		(3,319	)(2)

Operating earnings	9,204	5,854		25,196		21,391

Other expenses (income):
Interest expense	1,254	1,118		4,553		4,241
Other	(272)	(356)		(787)		(172)

Total other expenses	982	762		3,766		4,069

Earnings before income taxes	8,222	5,092		21,430		17,322
Income tax expense	1,892	1,171		7,771	(1)	3,984

Net earnings	$6,330	$3,921		$13,659		$13,338

Net earnings per share:
Basic	$0.17	$0.11		$0.37		$0.37

Diluted	$0.16	$0.10	(2),(3)	$0.35	(1)	$0.36	(2),(3)

Cash dividends declared per share	$0.03	$0.03		$0.09		$0.09

Average common shares outstanding:
Basic	36,284	35,896		36,434		35,946
Diluted	41,013	40,401		41,072		38,335

(1)	Income tax expense and diluted earnings per share include a net impact of $2.8 million and $0.07 per diluted share, respectively, consisting of $4.5 million of expense relating to the repatriation of foreign cash to the United States under the provisions of the American Jobs Creation Act of 2004 and a $1.7 million benefit relating to the reversal of income tax reserves due to the successful resolution of tax issues in certain foreign jurisdictions.

(2)	The 2004 gain on sale of assets includes $2.7 million pre-tax, or $2.1 million after-tax and $0.05 per diluted share, gain related to the sale of excess land in Canada.

(3)	Diluted earnings per share for 2004 were restated to reflect the impact of adopting Emerging Issues Task Force (EITF) No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share.“EITF No. 04-08 was issued and became effective in the fourth quarter of 2004 and accordingly, earlier periods were restated to show diluted earnings per share computed on a consistent basis.

EXHIBIT 99.1
CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets — Unaudited
(In thousands of dollars)

	October	December
	2, 2005	31, 2004 *
	(Unaudited)
Cash and cash equivalents	$17,085	$61,005
Accounts receivable, net	93,266	84,112
Inventories, net	58,352	42,734
Other current assets	23,035	16,295

Total current assets	191,738	204,146

Property, plant & equipment, net	113,588	112,495
Other assets	243,538	205,536

Total Assets	$548,864	$522,177

Notes payable and current portion of long-term debt	$3,185	$3,311
Accounts payable	66,637	55,614
Other accrued liabilities	44,286	44,036

Total current liabilities	114,108	102,961

Long-term debt	94,723	94,150
Other obligations	15,843	14,362
Shareholders’ equity	324,190	310,704

Total Liabilities and Shareholders’ Equity	$548,864	$522,177

*	The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date.

EXHIBIT 99.1
CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION
Free Cash Flow
The following table summarizes free cash flow for the Company:

	Nine Months Ended
	October 2,	September 26,
	2005	2004
	(In thousands of dollars)
Net cash provided by operations	$29,757	$9,663
Capital expenditures	(12,549)	(10,121)

Free cash flow	$17,208	$(458)

Free cash flow is a non-GAAP financial measure which CTS defines as the sum of net cash provided by operations and cash used for capital expenditures. The most directly comparable GAAP financial measure is net cash provided by operations. Management believes that free cash flow provides useful information to investors regarding the Company’s ability to generate cash from business operations that was used and/or is available for internal growth, service of debt principal, dividends, share repurchase and acquisitions and other investments. Management uses free cash flow as one measure to monitor and evaluate the performance of the Company.
Projected Full Year Earnings Per Share, Excluding Repatriation
Related Tax Expense and Reversal of Certain Tax Reserves
The following table reconciles the projected full year GAAP earnings per share to the projected full year earnings per share, excluding repatriation related tax expense and reversal of certain tax reserves:

Year ended
December 31,
2005
GAAP earnings per share	$0.54 - $0.58
Impact of tax repatriation	$0.11
Impact of reversal of tax reserves	$(0.04)

Projected full year earnings per share, excluding repatriation related tax expense and reversal of certain tax reserves	$0.61 - $0.65

Projected full year earning per share, excluding repatriation related tax expense and reversal of certain tax reserves is a non-GAAP financial measure. The most directly comparable GAAP financial measure is projected full year earnings per share. Management believes that projected full year earnings per share, excluding repatriation related tax expense and reversal of certain tax reserves provides useful information to investors who might compare full year 2005 results to other periods presented by the Company.